PRESS RELEASE - FOR IMMEDIATE RELEASE

           Omega Healthcare Investors, Inc. Completes Rights Offering
                             and Explorer Investment

     TIMONIUM, Md., February 21, 2002 -- Omega Healthcare Investors, Inc. (NYSE:OHI) today announced the completion of its rights offering and private placement with Explorer Holdings, L.P. Stockholders exercised subscription rights to purchase a total of 6,402,632 shares of common stock at a subscription price of $2.92 per share, raising gross proceeds of $18.70 million. Omega has accepted all the validly exercised subscription rights, and Omega's transfer agent is in the process of distributing stock certificates to stockholders exercising their subscription rights. In a related transaction, Omega closed its previously announced private placement with Explorer Holdings, L.P., Omega's largest stockholder, raising gross proceeds of $31.30 million.

     Omega expects to use the proceeds from the rights offering and private placement to repay outstanding indebtedness and for working capital and other general corporate purposes. The completion of the rights offering and the Explorer investment were the only conditions precedent to the effectiveness of the previously announced amendments to Omega's senior credit facilities.

     Omega is a Real Estate Investment Trust investing in and providing financing to the long-term care industry.

                        FOR FURTHER INFORMATION, CONTACT
                        Bob Stephenson at (410) 427-1722
                             -----------------------

     This announcement includes forward-looking statements. Omega has based these forward-looking statements on its current expectations and projections about future events. Although Omega believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. Omega undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur. In particular, there can be no assurance that the proceeds from the rights offering and private placement, together with the proceeds from anticipated asset sales and cash flow from operations, will be sufficient to fully repay the indebtedness that matures during the first half of 2002.